TRAEGER ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS
REITERATES OUTLOOK FOR FULL YEAR 2022
SALT LAKE CITY, Ut., May 11, 2022 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended March 31, 2022.
First Quarter FY 22 Highlights
•Total revenues decreased 5.0% to $223.7 million
•Gross profit margin of 37.4% down 530 basis points compared to prior year
•Net loss of $8.4 million; net loss of $0.07 per share
•Adjusted net income of $20.0 million; adjusted net income of $0.17 per share
•Adjusted EBITDA of $30.9 million
"Despite the headwinds that we faced in the first quarter, we are pleased to report better than expected revenue and adjusted EBITDA for the quarter. During the first quarter, we continued to execute on our strategic growth pillars. We successfully introduced our new platform of innovation with the launch of our new Timberline and Timberline XL grills. In addition, we expanded our assortment in 350 doors with one of our largest retail partners. In consumables, we expanded our offering of rubs and sauces in over 2,200 doors at Kroger and further expanded grocery door growth for our pellets as well. Our brand health remains strong and we are well positioned for the upcoming summer grilling season. Given that our first quarter revenues benefited from a shift in the timing of grill shipments, as well as our belief that the macro backdrop will remain volatile for the balance of the year, we are reiterating our prior 2022 outlook despite reporting first quarter results ahead of our prior guidance. Looking ahead, we are confident in our model and remain very excited about our long-term potential as disruptors in the industry. I want to thank the Traeger team for their hard work and passion as we continue our journey forward," said Jeremy Andrus, CEO of Traeger.

Operating Results for the First Quarter
Total revenue decreased by 5.0% to $223.7 million, compared to $235.6 million in the first quarter last year.
•Grills decreased 15.8% to $150.4 million as compared to the first quarter last year. The decrease was driven by a decline in grill unit volumes partially offset by a higher average selling price resulting from price increases taken in the second half of 2021 and early 2022.
•Consumables decreased 2.8% to $39.7 million as compared to the first quarter last year. The decrease was driven by reduced unit volume of wood pellets and other consumables, partially offset by higher average selling prices of wood pellets.
•Accessories increased 108.8% to $33.6 million as compared to the first quarter last year. This increase was driven primarily by incremental revenue due to sales of MEATER smart thermometers following the July 2021 acquisition of Apption Labs combined with high demand for Traeger-branded accessories.
North America revenue declined 8.4% in the first quarter compared to the prior year. Rest of World revenues increased 75.6% reflecting the acquisition of Apption Labs and strong growth in the Company's core international markets.
Gross profit decreased to $83.6 million, compared to $100.6 million in the first quarter last year. Gross profit margin was 37.4% in the first quarter, compared to 42.7% in the same period last year. The decrease in gross margin was driven primarily by higher inbound freight costs, partially offset by increased selling prices.
Sales and marketing expenses were $33.1 million, compared to $30.9 million in the first quarter last year. The increase in sales and marketing expense was driven by higher costs related to MEATER, which was not a component of the 2021 comparable period, and by higher equity-based compensation expense.
General and administrative (“G&A”) expenses were $42.9 million, compared to $13.6 million in the first quarter last year. The increase in general and administrative expense was driven by higher equity-based compensation expense of $13.6 million, higher personnel-related expenses, increased professional services fees, and expenses related to MEATER that are not reflected in the comparable period results.
Change in fair value of contingent consideration resulted in additional expense of $1.7 million primarily driven by the increase in the likelihood of achieving the revenue performance targets in the share purchase agreement for the acquisition of Apption Labs, and a shorter discount period.
Net loss was $8.4 million in the first quarter, or a loss of $0.07 per diluted share, as compared to net income of $38.9 million in the first quarter of last year, or $0.36 per diluted share.1
Adjusted net income was $20.0 million, or $0.17 per diluted share as compared to adjusted net income of $44.8 million, or $0.41 per diluted share in the first quarter last year.2
Adjusted EBITDA was $30.9 million in the first quarter as compared to $64.1 million in the same period last year.2

1 There were no potentially dilutive securities outstanding as of March 31, 2022 and 2021.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Balance Sheet
Cash and cash equivalents at the end of the first quarter totaled $11.1 million, compared to $16.7 million at December 31, 2021.
Inventory at end of the first quarter was $164.1 million, compared to $145.0 million at December 31, 2021. While strategically navigating challenges in the global supply chain, we have invested in and managed our inventory balance to a level that represents the right product mix to meet expected demand and targeted levels of safety stock. Inventory costs increased primarily due to macroeconomic factors, including increased freight rates, logistics costs, rising commodity prices and other product costs.

Guidance For Full Year Fiscal 2022
Full year guidance reflects a moderation in year over year sales growth driven by comparing against two years of accelerated retail activity and the impact of inflationary pressures and geopolitical turmoil on consumer sentiment and discretionary spending, as well as gross margin pressures due to global supply chain challenges.
•Total revenue is expected to be between $800 million and $850 million
•Adjusted EBITDA is expected to be between $70 million and $80 million
A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision for income taxes, interest expense, depreciation and amortization, other (income) expense, equity-based compensation, non-routine legal expenses, change in fair value of contingent consideration, offering related expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's first quarter results is scheduled for May 11, 2022, at 4:30 p.m. ET. To participate, please dial (844) 200-6205 or +1 (646) 904-5544 for international callers, conference ID 813103. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +1 (929) 458-6194 for international callers, conference ID 779183. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. Our grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with a wood-fired flavor that cannot be replicated with gas, charcoal, or electric grills. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, premium frozen meal kits and accessories.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2022 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, a decline in sales of our grills, our dependence on three major retailers, the impact of the COVID-19 pandemic on certain aspects of our business, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2021. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Jean Fontana / Bruce Williams
ICR, Inc.
investor@traeger.com
Media:
ICR, Inc.
TraegerPR@icrinc.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$11,098	$16,740
Accounts receivable, net	163,239	92,927
Inventories	164,127	145,038
Prepaid expenses and other current assets	12,724	15,036
Total current assets	351,188	269,741
Property, plant, and equipment, net	64,691	55,477
Goodwill	297,047	297,047
Intangible assets, net	544,579	555,151
Other long-term assets	11,039	3,608
Total assets	$1,268,544	$1,181,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$38,366	$42,694
Accrued expenses	98,969	69,773
Line of credit	49,160	41,138
Current portion of capital leases	414	420
Current portion of contingent consideration	12,400	12,200
Other current liabilities	1,002	—
Total current liabilities	200,311	166,225
Notes payable	417,734	379,395
Capital leases, net of current portion	624	677
Contingent consideration, net of current portion	14,600	13,100
Deferred tax liability	11,681	11,673
Other non-current liabilities	437	434
Total liabilities	645,387	571,504
Commitments and contingencies—See Note 11
Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 118,077,546 and 117,547,916 as of March 31, 2022 and December 31, 2021	12	12
Additional paid-in capital	809,896	794,413
Accumulated deficit	(193,251)	(184,819)
Accumulated other comprehensive income (loss)	6,500	(86)
Total stockholders' equity	623,157	609,520
Total liabilities and stockholders' equity	$1,268,544	$1,181,024

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	$223,710	$235,573
Cost of revenue	140,145	134,942
Gross profit	83,565	100,631
Operating expenses:
Sales and marketing	33,094	30,851
General and administrative	42,869	13,556
Amortization of intangible assets	8,889	8,301
Change in fair value of contingent consideration	1,700	—
Total operating expense	86,552	52,708
Income (loss) from operations	(2,987)	47,923
Other income (expense):
Interest expense	(5,837)	(7,812)
Other income (expense), net	544	(458)
Total other expense	(5,293)	(8,270)
Income (loss) before provision for income taxes	(8,280)	39,653
Provision for income taxes	152	724
Net income (loss)	$(8,432)	$38,929
Net income (loss) per share, basic and diluted	$(0.07)	$0.36
Weighted average common shares outstanding, basic and diluted	117,889,233	108,724,387
Other comprehensive income (loss):
Foreign currency translation adjustments	$(3)	$—
Change in cash flow hedge	6,589	—
Total other comprehensive income	6,586	—
Comprehensive income (loss)	$(1,846)	$38,929

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(8,432)	$38,929
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property, plant and equipment	2,481	2,225
Amortization of intangible assets	10,645	8,466
Amortization of deferred financing costs	495	749
Loss on disposal of property, plant and equipment	152	79
Equity-based compensation expense	15,483	956
Bad debt expense	72	—
Unrealized loss on derivative contracts	570	3,349
Change in fair value of contingent consideration	1,700	—
Change in operating assets and liabilities:
Accounts receivable	(70,383)	(99,293)
Inventories, net	(19,089)	(6,697)
Prepaid expenses and other current assets	1,741	(1,844)
Other long-term assets	4	—
Accounts payable and accrued expenses	17,638	26,531
Other non-current liabilities	12	6
Net cash used in operating activities	(46,911)	(26,544)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(4,524)	(4,865)
Capitalization of patent costs	(124)	(110)
Net cash used in investing activities	(4,648)	(4,975)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on line of credit	46,100	50,000
Repayments on line of credit	(78)	(12,000)
Repayments of long-term debt	—	(852)
Principal payments on capital lease obligations	(105)	(84)
Net cash provided by financing activities	45,917	37,064
Net increase (decrease) in cash and cash equivalents	(5,642)	5,545
Cash and cash equivalents at beginning of period	16,740	11,556
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,098	$17,101

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Three Months Ended March 31,
	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$4,897	$6,928
Cash paid for income taxes	$654	$—
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$56	$219
Property, plant, and equipment included in accounts payable and accrued expenses	$7,226	$992

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA and Adjusted Net Income is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income, together with a reconciliation of net income (loss) to each such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA and Adjusted Net Income is used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA and Adjusted Net Income help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA and Adjusted Net Income has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies. The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Net Income and Adjusted EBITDA on a consolidated basis.

	Three Months Ended March 31,
	2022	2021
	(amounts in thousands)
Net income (loss)	$(8,432)	$38,929
Adjustments:
Other expense (1)	674	3,348
Equity-based compensation	15,483	956
Non-routine legal expenses (2)	1,919	1,242
Amortization of acquisition intangibles (3)	8,253	—
Change in fair value of contingent consideration	1,700	—
Offering related expenses (4)	—	369
Other adjustment items (5)	412	—
Tax impact of adjusting items	—	—
Adjusted net income	$20,009	$44,844

Net income (loss)	$(8,432)	$38,929
Adjustments:
Provision for income taxes	152	724
Interest expense	5,837	7,812
Depreciation and amortization	13,177	10,699
Other expense (1)	674	3,348
Equity-based compensation	15,483	956
Non-routine legal expenses (2)	1,919	1,242
Change in fair value of contingent consideration	1,700	—
Offering related expenses (4)	—	369
Other adjustment items (5)	412	—
Adjusted EBITDA	$30,922	$64,079

Revenue	$223,710	$235,573
Net income (loss) margin	(3.8)%	16.5%
Adjusted net income margin	8.9%	19.0%
Adjusted EBITDA margin	13.8%	27.2%
(1)Represents gains (losses) on disposal of property, plant, and equipment, impairments of long-term assets, and unrealized gains (losses) from derivatives.
(2)Represents external legal expenses for litigation, patent and trademark defense, and legal costs related to the acquisition of Apption Labs.
(3)Represents amortization of acquisition intangibles includes amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(4)Represents expenses for legal and consulting costs incurred in connection with our IPO process.
(5)Represents inventory write-offs and restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm, costs to establish our China warehouse, and non-cash ground lease expense associated with our build-to-suit lease.